EXHIBIT 99 (i) 11

                                                              February 5, 2002
FOR RELEASE:      Immediately
CONTACT:          Denise D. VanBuren      (845) 471-8323


          Lant Appointed Chief Operating Officer of CH Energy Group
                      And Elected to Its Board of Directors

(POUGHKEEPSIE, NY) Steven V. Lant has been appointed Chief Operating Officer of CH Energy Group and has been elected to the corporation's Board of Directors. CH Energy Group (NYSE Symbol: CHG) is the parent company of its utility affiliate Central Hudson Gas & Electric Corporation and its non-regulated family of energy companies, Central Hudson Energy Services.

     Lant will continue to hold the office of Chief Financial Officer of CH Energy Group. He, along with Paul J. Ganci, Chairman of the Board and Chief Executive Officer of CH Energy Group and its principal affiliates; Carl E. Meyer, President and Chief Operating Officer of Central Hudson Gas & Electric Corporation; Allan R. Page, President of Central Hudson Energy Services; Arthur
R. Upright, Sr. Vice President of Regulatory Affairs and Accounting; and John E. Gould, General Counsel, comprise the Senior Executive Management Team of CH Energy Group.

     "With the mandated sale of our electric generating plants, our utility earnings will decline over time. Our goal is to replace those earnings with earnings from our non-utility business units. Steve's appointment as Chief Operating Officer and his election as a Director of CH Energy Group will increase his capacity to support and provide executive leadership in the alignment of our strategic, financial and operational objectives in our non-utility business units," Ganci said.

     "We fully expected that the transition would be full of surprises, as has been the case over the past year. We are continually measuring our success and we will be re-adjusting our non-utility business portfolio to adapt to changes in the marketplace. Steve will play an important role in that readjustment."

     Lant joined the Company in 1980, and was appointed Treasurer in April 1993 and Chief Financial Officer in November 1998. "Among his many accomplishments have been the acquisition of a solid A credit rating and his work to ensure low-cost debt. Both have contributed to the Company's sound financial position and low prices for its customers," Ganci said.
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     He and his wife, Linda, have two children:  Elliott,  age 12 and Sally, age
10. They live in the Town of Poughkeepsie.

     Headquartered in Poughkeepsie, New York, CH Energy Group is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation and Central Hudson Energy Services, Inc. Central Hudson Gas & Electric is a regulated electric and natural gas utility serving approximately 340,000 customers in portions of eight counties in New York's Mid-Hudson Valley region. Central Hudson Energy Services, Inc. serves more than 75,000 customers in 11 Northeastern and Mid-Atlantic states with electricity, heating oil, motor fuels, natural gas, propane and value-added energy services.

     CH Energy Group's 2001 earnings were $3.11 per share, a 2 percent increase over those of 2000. The Company's 2001 total return to shareholders ranked it among the upper third of the nation's nearly 70 investor-owned electric utilities.

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